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                                                                    Exhibit 23.1


                         CONSENT OF INDEPENDENT AUDITORS



     We consent to the incorporation by reference in the Registration Statements on Form S-8 No. 333-82867 pertaining to the Amended 1987 Stock Option Plan and the 1992 Restricted Stock Plan and Form S-8 No. 333-80433 pertaining to the Amended 1987 Stock Option Plan and the 1992 Restricted Stock Plan of BEI Medical Systems Company, Inc., of our reports dated December 4, 2001, with respect to the consolidated financial statements and schedule of BEI Medical Systems Company, Inc. included in this Annual Report (Form 10-K) for the year ended September 29, 2001, filed with the Securities and Exchange Commission.





                                                      /s/ ERNST & YOUNG LLP
MetroPark, New Jersey
December 27, 2001